Exhibit 99.1

OPENWAVE STREAMLINES ORGANIZATION

REDWOOD CITY, Calif. – August 31, 2006 – Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of open software products and services for the communications industry, today announced that the company will streamline its management team with the elimination of four senior management level positions and reduce its worldwide staff by approximately 65 people.

“By taking these steps we will reduce the numbers of layers of management between our customers and our field and product organizations,” said David Peterschmidt, CEO of Openwave. “This will enhance our capability to continue to provide our customers with the products and services that they require in a timelier manner.”

The senior management level positions affected include the chief marketing officer, chief administrative officer, chief operating officer and chief corporate strategy and business development officer. The duties and responsibilities of the senior management positions will be assumed by existing senior management in Openwave’s field and product organizations.

Openwave will incur a charge of approximately $8.5 to $10.0 million to cover expenses related to these actions and other charges. Of the $10.0 million, approximately $3.0 to $3.5 million relates to non-cash charges for stock based compensation and accelerated depreciation of abandoned of assets.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is a leading independent provider of open software solutions for the communications and media industry. Openwave software solutions are designed to enable customers to accelerate ARPU by rapidly launching value-added communication, information and entertainment services across networks and devices, and comprise a broad range of solutions including content delivery, messaging, music, video, and location. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Openwave and the Openwave logo are trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans, prospects, or financial results for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Openwave does not expect to, and disclaims any obligation to, update such statements. Openwave, however, reserves the right to update such statements or any portion thereof at any time for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the actual costs of the restructuring plan; (b) the ability of senior management to assume the duties of the affected positions; (c) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (d) the effects of our restructurings and the ability to successfully support our operations; and (e) the ability to recruit and retain qualified, experienced employees.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission (“SEC”), including but not limited to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s website at www.openwave.com.

For further information:

INVESTOR CONTACTS:	MEDIA CONTACTS:

Mike Bishop Director, Investor Relations Openwave Systems Inc. (650) 480-4461 investor@openwave.com	Vikki Herrera Senior Manager, Public Relations Openwave Systems Inc. (650) 480-6753 vikki.herrera@openwave.com